Exhibit 10.1

COOPERATION AGREEMENT

April 6, 2018

THIS COOPERATION AGREEMENT (this “Agreement”), is made and entered into as of date first set forth above, by and among RAIT Financial Trust, a real estate investment trust formed and existing under the laws of the State of Maryland (the “Company”), the Libby Frischer Family Partnership (“Investor”) and Charles Frischer (“CF”).

RECITALS

WHEREAS, the CF beneficially and of record owns certain common shares of beneficial interest, par value $0.03 per share, of the Company (“Common Shares”) and other equity securities of the Company;

WHEREAS, Investor has expressed an interest in purchasing Common Shares and other equity securities of the Company and in connection therewith has, together with CF and the Company, entered into that certain letter agreement dated as of March 30, 2018 (the “Letter Agreement”) pursuant to which the Company has exempted Investor from the Ownership Limit (as defined in the Amended and Declaration of Trust of the Company, as the same has been amended and restated from time to time (the “Declaration of Trust”)) with respect to certain Common Shares that Investor intends to acquire after the date of the Letter Agreement in an amount which, when added to the Common Shares owned prior to the date of the Letter Agreement by the Investor, CF or by any other entity in which CF has an ownership interest (other than a public entity in which his beneficial ownership is less than 1%), does not at any time exceed 12.5% of the outstanding Common Shares; and

WHEREAS, Investor, CF and the Company anticipate that Investor and CF may, after the date hereof, seek to enter into an additional agreement, in substantially the same form as the Letter Agreement, pursuant to which Investor would be exempted from the Ownership Limit with respect to the acquisition of shares of the Company’s preferred stock and/or the Common Shares to a greater extent than contemplated by the Letter Agreement (such additional agreement, as it may be amended from time to time, the “Additional Agreement”); and

WHEREAS, as an inducement to, and in consideration of, the Company entering into the Additional Agreement, the Company, Investor and CF seek to regulate, among other things, the Investor’s and CF’s acquisition, disposition and voting of Common Shares and other equity securities of the Company.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the parties agree as follows:

Section 1.    Ownership of Equity Securities.

(a)    Investor and CF each severally represents and warrants that, as of April 5, 2018, neither Investor, CF nor any of their respective affiliates or associates (as such terms are defined pursuant to the Securities Exchange Act of 1934, as amended (the

“Exchange Act”)) (collectively, the “Investor Group”) owned, beneficially or of record, any Common Shares or other equity securities (which, as used herein, includes, without limitation, any shares of preferred stock of the Company and any Derivative Security (as defined in Section 3(c) below)) of the Company (“Equity Securities”), other than the following, all of which are beneficially owned by CF: 5,920,225 Common Shares, 523,700 shares of the Company’s 7.75% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred”), 229,409 shares of the Company’s 8.375% Series B Cumulative Redeemable Preferred Stock (“Series B Preferred”) and 160,700 shares of the Company’s 8.875% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred”) (all such owned securities, collectively, the “Owned Equity Securities”).

(b)    Investor, CF and the Company each hereby acknowledges and reaffirms their respective representations, warranties, covenants and other agreements set forth in the Letter Agreement.

(c)    Investor and CF acknowledge and agree that (i) in connection with the acquisition of the Owned Equity Securities or any disposition prior to April 5, 2018 of Equity Securities, neither Investor nor CF was furnished with any materials or information by the Company, or any of its affiliates or representatives or any other person acting on its behalf, other than information available in the Company’s filings and submissions with the Securities and Exchange Commission, (ii) in connection with any acquisitions and Transfers (as defined below) of Equity Securities permitted by this Agreement, the Letter Agreement or the Additional Agreement (each a “Future Transaction” and, collectively, the “Future Transactions”), nothing in this Agreement shall obligate the Company to provide and neither Investor nor CF will be entitled to receive, and neither Investor nor CF will rely upon, any information, statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company, or any of its affiliates or representatives or any other person acting on its behalf other than is then publicly available, and (iii) Investor and CF are able to fend for themselves with respect to the Owned Equity Securities and any Future Transactions, have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Owned Equity Securities and any Future Transactions and have the ability to bear the economic risks of their respective investments and can afford the complete loss of any investments made in the Owned Equity Securities and in Future Transactions. Investor and CF acknowledge and agree that the Company may, now or in the future (including at the time of any Future Transaction and the execution and delivery of the Additional Agreement and any amendment thereto) be in possession of material non-public information not made available to Investor or CF and Investor and CF each irrevocably disclaims any right to such information.

Section 2.    Disposition of Equity Securities.

(a)    Subject to the remainder of this Section 2, from the date hereof until the fourth day following the 2019 Annual Meeting of Shareholders of the Company (the “Restricted Period”), neither Investor nor CF shall, and Investor and CF shall cause each member of the Investor Group not to, without the prior written consent of the Company:

(1)    Transfer (as defined below) more than 370,000 Common Shares acquired after March 30, 2018 (the “Newly Acquired Common Shares”) on any trading day,

(2)    Transfer any Newly Acquired Common Shares to any affiliate or associate of any member of the Investor Group that does not, prior to such Transfer, agree with the Company in writing to be bound by the provisions of this Agreement binding on the Investor Group,

(3)    Transfer any Newly Acquired Common Shares to any person that would knowingly result in such person, together with its affiliates and associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate in excess of 3% of the Common Shares outstanding at such time,

(b)    Any Transfer must be (i) made in accordance with the volume limitations set forth in clause (e) of Rule 144 of the Securities Act of 1933 or (ii) a marketed block trade to an unaffiliated third party.

(c)    As used herein, “Transfer” means (i) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose, (ii) grant to any person any option, right or warrant to purchase or otherwise receive, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership.

Section 3.    Standstill.

(a)    During any period during which the Investor Group collectively owns beneficially or of record any Equity Securities of a class or series in excess of the Ownership Limit (without, for the avoidance of doubt, giving effect to any exemption therefrom granted pursuant to the Letter Agreement or any Additional Agreement) applicable to such class or series (such Equity Securities, “Additional Equity Securities”) (any such period, a “Standstill Period”), neither Investor nor CF shall, and Investor and CF shall cause the Investor Group and any person acting on behalf of or in concert with the Investor Group to not, directly or indirectly, without the prior written consent of the Company:

(1)    except as permitted pursuant to the terms of the Additional Agreement, if and as applicable, and the Letter Agreement, acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any Equity Securities, or any direct or indirect right to acquire any Equity Securities,

(2)    enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring, tender offer, transaction involving a material amount of the Company’s assets or other extraordinary transaction involving the Company or any of its subsidiaries,

(3)    initiate, encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” or “consent solicitation” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any Common Shares or other Equity Securities (including, for the avoidance of doubt, indirectly by means of communication with the press or the media),

(4)    nominate or recommend for nomination a person for election at any shareholder meeting at which directors of the Company’s board of trustees (the “Board”) are to be elected,

(5)    submit any shareholder proposal for consideration at, or bring any other business before, any shareholder meeting of the Company,

(6)    form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Common Shares or other Equity Securities,

(7)    call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company,

(8)    otherwise act, alone or in concert with others, to seek to control or influence the management, policies, business or corporate structure of the Company,

(9)    demand a copy of the Company’s list of shareholders or its other books and records pursuant to any statutory right, whether under the laws of the State of Maryland or any other jurisdiction,

(10)    commence, encourage or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or trustees in order to, directly or indirectly, effect any of the actions expressly prohibited by this Agreement or cause the Company to amend or waive any of the provisions of this Agreement (provided that, for the avoidance of doubt, this clause shall not prevent Investor or CF from bringing an action to enforce the provisions of this Agreement),

(11)    disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing, or

(12)    advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with any of the foregoing.

(b)    During any Standstill Period, neither Investor nor CF shall (and Investor and CF shall cause the Investor Group to not), directly or indirectly, without the prior written consent of the Company, (i) make any request directly or indirectly, to amend or waive any provision of this Section 3 (including this sentence), (ii) take any action challenging the validity or enforceability of any provision of this Section 3 (including this sentence) or make any public disclosure in respect thereof or (iii) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section 3 with the Company.

(c)    As used herein, the term “Derivative Security” means (i) any subscription, option, conversion right, warrant, phantom stock right or other agreement, security or commitment of any kind obligating the Company or any of its subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Common Shares or shares of preferred stock of the Company or any security convertible into, or exchangeable for, any Common Shares or shares of preferred stock of the Company or (ii) any obligations measured by the price or value of any Common Shares or any shares preferred stock of the Company, in the case of each of the foregoing clauses (i) and (ii), whether any of the foregoing is exercisable immediately, only after the passage of time or upon the satisfaction of one or more conditions.

Section 4.    Voting.

(a)    During the Standstill Period, Investor and CF shall cause all Additional Equity Securities owned, beneficially or of record, by the Investor Group to be present for quorum purposes and to be voted in accordance with the recommendation of a majority of the Board with respect to any matter at any meeting of shareholders of the Company for which proxies are solicited during the Standstill Period. With respect to any matter on which the consent of a member of the Investor Group is solicited by reason of such member’s holding of Additional Equity Securities during the Standstill Period, Investor and CF shall cause such member of the Investor Group to provide its consent as a holder of such Additional Equity Securities to such matter as recommended by a majority of the Board.

(b)    If and when requested by the Company, Investor and CF shall, and shall cause any member of the Investor Group to, promptly execute and deliver to the Company an irrevocable proxy, in customary form, to vote or to give consent with respect to all of the Additional Equity Securities as to which Investor or CF (or such member of the Investor Group) is entitled to vote, in the manner and with respect to the matters set forth in this Section 4. Such proxy shall terminate upon the earlier of the expiration of the Standstill Period or the termination of this Section 4.

Section 5.    REIT Status. Notwithstanding Section 2, in any calendar year, promptly following written notice from the Company (provided that such notice is delivered on or prior to June 30th of such calendar year), Investor and/or CF shall, and shall cause the Investor Group to, Transfer any Equity Securities owned, beneficially or of record, by the Investor Group as necessary in order for the Company to continue to qualify as a real estate investment trust under the Code; provided, however, that (a) prior to Investor and/or CF becoming obligated to effect such a Transfer, the Company, Investor and CF shall in good faith consult with each other in order to determine whether the Company may continue to qualify as a real estate investment trust under the Code without such a Transfer having to be effected and (b)

neither the Company nor the Board has granted an exemption (i) from the Ownership Limit with respect to the acquisition of shares of the Company’s preferred stock and/or the Common Shares to any person other than a member of the Investor Group (or the Excluded Holder (as defined in the Declaration of Trust), to the extent set forth in the Declaration of Trust) that is, at the time the Company provides such written notice, then in effect and (ii) that does not require such person to Transfer securities as necessary in order for the Company to continue to qualify as a real estate investment trust under the Code.

Section 6.    Optional Redemption. At any time during 2018 or 2019, the Company may, at its option, redeem, at the applicable Redemption Price (as defined below) any shares of Series A Preferred, Series B Preferred or Series C Preferred owned of record or beneficially by the Investor Group (other than Owned Equity Securities) by providing written notice to the Investor. As used herein, “Redemption Price” means, (a) with respect to any shares of Series A Preferred, Series B Preferred or Series C Preferred that the Company exercises its option to redeem in 2018, $16.75 per share, and, (b) with respect to any shares of Series A Preferred, Series B Preferred or Series C Preferred that the Company exercises its option to redeem in 2019, $20.75 per share. The closing of any such redemption shall occur three (3) business days following the Investor’s receipt of written notice from the Company. The parties shall (and Investor and CF shall cause the Investor Group to) execute any and all agreements and other instruments as shall be customary or reasonably necessary to effect any such redemption.

Section 7.    Miscellaneous.

(a)    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Maryland, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts of Maryland solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

(b)    Waiver. Waiver by a party of a breach hereunder by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

(c)    Entire Agreement. This Agreement, together with the Letter Agreement and the Additional Agreement, contains the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

(d)    Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by each of the parties hereto.

(e)    Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other governmental authority declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

(f)    Assignment. Neither this Agreement nor any rights or duties of a party hereto may be assigned by such party, in whole or in part, without the prior written consent of the other party.

(g)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and on any assignee or transferee of the Equity Securities owned beneficially or of record by Investor or CF.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(i)    Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party. No third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

(j)    Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

(k)    Specific Performance. The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company, Investor or CF, as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

RAIT FINANCIAL TRUST

By:	/s/ John J. Reyle
Name: John J. Reyle
Title: Interim Chief Executive Officer, Interim President and General Counsel

LIBBY FRISCHER FAMILY PARTNERSHIP

By:	/s/ Charles Frischer
Name: Charles Frischer
Title: General Partner

/s/ Charles Frischer
Charles Frischer

[Signature Page to Cooperation Agreement]